Exhibit 99

For Immediate Release Friday, October 24, 2003

NACCO INDUSTRIES, INC. ANNOUNCES 2003 THIRD QUARTER RESULTS

Mayfield Heights, Ohio, October 24, 2003 – NACCO Industries, Inc. (NC-NYSE) today announced net income for the third quarter of 2003 of $11.7 million, or $1.43 per share, compared to net income for the third quarter of 2002 of $8.0 million, or $0.98 per share. Revenues for the third quarter of 2003 were $656.1 million compared to $624.1 million for the third quarter of 2002.

For the nine months ended September 30, 2003, net income was $25.4 million, or $3.10 per share, compared to net income of $17.1 million, or $2.09 per share, for the same period in 2002. Net income for the nine months ended September 30, 2003 included a net benefit of $1.2 million, or $0.15 per share, for the cumulative effect of a change in accounting for mine-closing obligations recognized in the first quarter of 2003. Revenues for the first nine months of 2003 were $1.9 billion compared to $1.8 billion for the first nine months of 2002.

As disclosed in NACCO Industries’ Form 10-Q for the quarter ended June 30, 2003, the Company had expected to adopt the requirements of FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities,” for the quarter ending September 30, 2003. FIN No. 46 was subsequently amended to defer the adoption requirements for an additional quarter. As a result, NACCO Industries now plans to adopt FIN No. 46 in the fourth quarter of 2003, effective retroactively to January 1, 2002. As a result of the adoption of FIN No. 46, the Company anticipates that it will no longer consolidate North American Coal’s project mining subsidiaries in its financial statements. The Company does not expect this accounting change to affect its consolidated reported net earnings.

Discussion of Results

NMHG Wholesale

NMHG Wholesale reported net income of $1.6 million for the third quarter of 2003 on revenues of $367.2 million, compared to net income of $0.8 million on revenues of $342.3 million for the third quarter of 2002. The third quarter is generally seasonally weak as a result of summer vacation plant shutdowns.

Revenues for the third quarter of 2003 increased seven percent compared to the third quarter of 2002 primarily due to increased unit volumes, favorable currency movements and a shift in mix to higher-priced lift trucks. Lift truck shipments increased to 16,163 units in the third quarter of 2003 compared to 15,299 units in the third quarter of 2002. NMHG Wholesale’s worldwide backlog increased to 20,100 units at September 30, 2003 compared to 18,700 units at September 30, 2002 and 19,400 units at June 30, 2003.

The improvement in net income for the third quarter of 2003 compared to the third quarter of 2002 was attributable to several factors. These include increased unit volume and a

1

favorable shift in mix to higher-margin lift trucks and parts, as well as the non-recurrence of two non-operating charges in the third quarter of 2002 for expenses related to interest rate swap agreements that were terminated and a $3.1 million pre-tax impairment, or $1.9 million after a tax benefit of $1.2 million, for certain investments in unconsolidated affiliates. The increase attributable to these items was largely offset by additional costs related to the Lenoir, North Carolina and Irvine, Scotland manufacturing restructuring programs announced in December 2002, increased product development, marketing and employee costs, increased product liability expense and unfavorable foreign currency movements.

For the nine months ended September 30, 2003, NMHG Wholesale reported net income of $12.6 million on revenues of $1.1 billion, compared to net income of $8.9 million on revenues of $1.0 billion for the first nine months of 2002.

NMHG Wholesale – Outlook

NMHG Wholesale expects overall lift truck shipments to increase in the fourth quarter of 2003 compared to the fourth quarter of 2002. While global market prospects remain uncertain, lift truck markets in the Americas are anticipated to continue to improve gradually in the last quarter of 2003. Markets in Europe and Asia-Pacific are expected to remain relatively flat. Markets are expected to improve moderately in 2004.

NMHG Wholesale expects that fourth quarter results will continue to be reduced by ongoing costs for a product development program that is anticipated to mature in 2004-2006 and additional costs related to the Lenoir, North Carolina and Irvine, Scotland manufacturing restructuring programs announced in December 2002. In 2004, high product development and introduction costs are expected to continue and manufacturing restructuring costs are anticipated to decline.

NMHG Retail

NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and company owned retail dealerships, reported net income for the third quarter of 2003 of $1.0 million compared to a net loss of $1.6 million for the third quarter of 2002. Revenues declined six percent to $40.7 million for the quarter ended September 30, 2003 from $43.3 million for the quarter ended September 30, 2002, primarily due to the sale in January 2003 of NMHG Retail’s Americas operations. This decrease in revenues was partially offset by favorable currency movements in Europe and Asia-Pacific.

The increase in net income is primarily a result of a $2.8 million tax benefit realized in the third quarter of 2003. As a result of tax law changes, the Company now expects to utilize certain foreign net operating loss carryforwards not previously recognized. Excluding the effect of this favorable item, NMHG Retail’s worldwide net loss increased as a result of moderately higher losses in both Europe and Asia-Pacific, partially offset by benefits realized from dispositions of unprofitable dealerships in prior periods.

For the nine months ended September 30, 2003, NMHG Retail had a net loss of $1.0 million on revenues of $116.3 million, compared to a net loss of $6.6 million on revenues of $128.9 million for the first nine months of 2002.

2

NMHG Retail – Outlook

NMHG Retail expects to continue its programs to improve the performance of its wholly owned dealerships for the remainder of 2003 and in 2004 as part of its objective to achieve and sustain at least break-even results. In future periods, the Company does not expect to recognize a tax benefit of the magnitude realized in the third quarter of 2003.

NACCO Housewares Group

NACCO Housewares Group, which includes NACCO’s Hamilton Beach◆Proctor-Silex and Kitchen Collection subsidiaries, reported net income of $5.2 million for the third quarter of 2003 on revenues of $151.2 million, compared to net income of $4.6 million for the third quarter of 2002 on revenues of $148.4 million.

Revenues at NACCO Housewares Group increased in the third quarter of 2003, compared to the third quarter of 2002, primarily due to increased sales volume and favorable Canadian exchange rates at Hamilton Beach◆Proctor-Silex. The increase in revenues at Hamilton Beach◆Proctor-Silex was partially offset by a reduction in revenues at Kitchen Collection as a result of reduced customer visits attributable to a weak retail sales environment. The number of Kitchen Collection stores increased to 179 stores at September 30, 2003 from 174 stores at September 30, 2002.

Net income at NACCO Housewares Group improved in the third quarter of 2003, compared to the third quarter of 2002 principally as a result of improvements at Hamilton Beach◆Proctor-Silex due mainly to increased sales volume, a shift in sales mix to higher-margin products and favorable Canadian exchange rates. This improvement in net income was partially offset by a decline at Kitchen Collection due primarily to lower revenues.

For the nine months ended September 30, 2003, NACCO Housewares Group had net income of $3.3 million on revenues of $385.5 million compared to net income of $2.2 million on revenues of $404.5 million for the first nine months of 2002.

The Housewares Group reduced debt by $32.5 million compared to the third quarter of 2002 and maintained debt levels comparable to the quarter ended June 30, 2003. This was accomplished despite the normal third quarter increase in working capital required in preparation for the higher-volume holiday season.

NACCO Housewares Group – Outlook

NACCO Housewares Group is cautiously optimistic that markets for consumer goods will improve in the fourth quarter of 2003 and in 2004 compared to the fourth quarter of 2002 and to 2003, respectively.

Hamilton Beach◆Proctor-Silex continues to implement programs, begun in earlier years, which are designed to reduce operating costs and enhance manufacturing and distribution efficiencies. Also, Hamilton Beach◆Proctor-Silex believes that new product offerings, such as the Hamilton Beach® BrewStation™ coffeemaker, the Hamilton Beach® WaffleStix™ waffle baker and an expanded line of TrueAir™ home health products, will improve revenues during the 2003 holiday selling season and in 2004.

Kitchen Collection expects to continue programs designed to enhance its operating results, including improving its merchandise mix, closing non-performing stores and prudently

3

opening new stores, expanding the offerings of Hamilton Beach® and Proctor-Silex®-branded products and aggressively managing costs.

North American Coal

North American Coal’s net income for the third quarter of 2003 increased to $3.8 million from $3.7 million for the third quarter of 2002. Lignite coal deliveries increased to 9.1 million tons during the third quarter of 2003, compared to 8.9 million tons of lignite coal delivered in the third quarter of 2002, primarily due to increased customer requirements at The Coteau Properties Company’s Freedom Mine in North Dakota and the Mississippi Lignite Mining Company. North American Coal’s Florida dragline operations delivered 2.5 million cubic yards of limerock in the third quarter of 2003 compared to 2.7 million cubic yards of limerock during the third quarter of 2002.

The modest increase in net income for the third quarter of 2003 was primarily due to increased tonnage volume at the Mississippi Lignite Mining Company, partially offset by increased maintenance and development costs at North American Coal’s operations.

For the nine months ended September 30, 2003, North American Coal’s income before the cumulative effect of an accounting change recognized in the first quarter of 2003 was $11.6 million compared to $14.3 million for the first nine months of 2002.

North American Coal – Outlook

North American Coal anticipates increased lignite coal deliveries in 2003, compared to 2002, primarily due to an expected increase in lignite coal production at the Mississippi Lignite Mining Company. However, certain favorable items which improved financial results in 2002, including the receipt of liquidated damages payments and related settlements, are not expected to recur in 2003. Further, maintenance requirements and the adoption of SFAS No. 143 will continue to increase costs in the fourth quarter of 2003 compared to 2002. In 2004, royalty income is expected to increase.

In the first quarter of 2003, North American Coal entered into a new limerock mining contract which calls for minimum deliveries of 3.0 million cubic yards annually. This operation is expected to commence mining in the fourth quarter of 2003. North American Coal expects to continue its efforts to develop other new domestic mining projects.

# # # #

In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Monday, October 27, 2003, at 9:00 a.m. eastern time. The call may be accessed by dialing (800) 915-4836 or over the Internet through NACCO Industries’ Web site at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. The online archive of the broadcast will be available for 72 hours on the NACCO Web site.

For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit have been included. This after-tax amount may be considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).

4

The statements contained in the news release that are not historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:

NACCO Materials Handling Group: (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where the company derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) delays in manufacturing and delivery schedules, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) product liability or other litigation, warranty claims or returns of products, (7) delays in or increased costs of restructuring programs, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) acquisitions and/or dispositions of dealerships by NMHG, and (11) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs of raw materials or sourced products, (4) delays in delivery or the unavailability of raw materials or key component parts, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach◆Proctor-Silex buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores and (10) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

North American Coal: (1) weather conditions and other events that would change the level of customers’ fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) changes in maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities and (5) changes in the U.S. economy, in U.S. regulatory requirements or in the power industry that would affect demand for North American Coal’s reserves.

NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and lignite coal mining. NACCO Materials Handling Group designs, engineers, manufactures, sells, services and leases a full line of lift trucks and service parts marketed worldwide under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach◆Proctor-Silex, Inc., a leading manufacturer, marketer and distributor

5

of small electric motor and heat-driven household appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power providers. For more information about NACCO Industries, visit the Company’s Web site at www.nacco.com.

# # #

FOR FURTHER INFORMATION, CONTACT: NACCO Industries, Inc. Christina Kmetko Manager-Finance (440) 449-9669

6

UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS NACCO INDUSTRIES, INC. AND SUBSIDIARIES

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(In millions, except per share data)
Total revenues	$ 656.1	$ 624.1	$ 1,913.5	$ 1,810.2

Income before cumulative effect of accounting change	$ 11.7	$ 8.0	$ 24.2	$ 17.1
Cumulative effect of accounting change, net-of-tax	—	—	1.2	—

Net income	$ 11.7	$ 8.0	$ 25.4	$ 17.1

Earnings before cumulative effect of accounting change per share	$ 1.43	$ 0.98	$ 2.95	$ 2.09
Cumulative effect of accounting change, net-of-tax	—	—	0.15	—

Earnings per share	$ 1.43	$ 0.98	$ 3.10	$ 2.09

Cash dividends per share	$ 0.380	$ 0.245	$ 0.880	$ 0.725

Average shares outstanding	8.205	8.198	8.203	8.197

(All amounts are subject to annual audit by independent auditors.)

7

UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS NACCO INDUSTRIES, INC. AND SUBSIDIARIES

	Three Months Ended September 30		Nine Months Ended September 30

	2003	2002	2003	2002
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$ 367.2	$ 342.3	$ 1,139.0	$ 1,017.2
NACCO Materials Handling Group Retail (incl. elims.)	40.7	43.3	116.3	128.9

NACCO Materials Handling Group	407.9	385.6	1,255.3	1,146.1
NACCO Housewares Group	151.2	148.4	385.5	404.5
North American Coal	97.0	90.1	272.6	259.5
NACCO and Other	-	-	0.1	0.1

	656.1	624.1	1,913.5	1,810.2
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	6.4	7.4	19.6	22.6
NACCO Materials Handling Group Retail (incl. elims.)	3.9	4.8	13.0	14.0

NACCO Materials Handling Group	10.3	12.2	32.6	36.6
NACCO Housewares Group	3.2	3.4	9.6	10.5
North American Coal	11.1	9.6	32.9	28.5
NACCO and Other	-	0.1	0.1	0.1

	24.6	25.3	75.2	75.7
Operating profit (loss)
NACCO Materials Handling Group Wholesale	7.1	13.5	36.3	34.3
NACCO Materials Handling Group Retail (incl. elims.)	(1.3)	0.2	(2.2)	(2.4)

NACCO Materials Handling Group	5.8	13.7	34.1	31.9
NACCO Housewares Group	11.4	10.5	12.0	11.1
North American Coal	12.0	12.1	33.4	39.5
NACCO and Other	(0.3)	(1.0)	(0.4)	(2.8)

	28.9	35.3	79.1	79.7
Other income (expense)
NACCO Materials Handling Group Wholesale	(6.4)	(13.2)	(19.7)	(25.5)
NACCO Materials Handling Group Retail (incl. elims.)	(1.4)	(2.4)	(3.5)	(7.3)

NACCO Materials Handling Group	(7.8)	(15.6)	(23.2)	(32.8)
NACCO Housewares Group	(2.8)	(2.8)	(6.5)	(7.4)
North American Coal	(6.4)	(7.3)	(19.1)	(21.5)
NACCO and Other	(0.2)	0.6	(1.3)	1.9

Income before income taxes, minority interest and cumulative effect of accounting change	11.7	10.2	29.0	19.9

Income tax provision	0.4	2.6	5.7	3.7

Income before minority interest and cumulative effect of accounting change	11.3	7.6	23.3	16.2

Minority interest	0.4	0.4	0.9	0.9

Income (loss) before cumulative effect of accounting change
NACCO Materials Handling Group Wholesale	1.6	0.8	12.6	8.9
NACCO Materials Handling Group Retail (incl. elims.)	1.0	(1.6)	(1.0)	(6.6)

NACCO Materials Handling Group	2.6	(0.8)	11.6	2.3
NACCO Housewares Group	5.2	4.6	3.3	2.2
North American Coal	3.8	3.7	11.6	14.3
NACCO and Other	0.1	0.5	(2.3)	(1.7)

	11.7	8.0	24.2	17.1
Cumulative effect of accounting change, net of $ 0.7 tax expense	-	-	1.2	-

Net income	$ 11.7	$ 8.0	$ 25.4	$ 17.1

Certain amounts in prior periods' have been reclassified to conform to the current period's presentation.

(All amounts are subject to annual audit by independent auditors.)

8

SELECTED FINANCIAL INFORMATION NMHG HOLDING CO.*

	(Unaudited) Three Months Ended September 30		(Unaudited) Nine Months Ended September 30

	2003	2002	2003	2002
	(In millions)

Detail of other income (expense):
Interest expense	$ (8.6)	$ (10.4)	$ (25.9)	$ (24.5)
Interest income	0.7	0.4	2.0	1.6
Loss on interest rate swap agreements	(0.4)	(2.1)	(1.1)	(4.9)
Income (loss) from unconsolidated affiliates	0.7	(2.2)	2.4	(1.1)
Other income (expense) - net	(0.2)	(1.3)	(0.6)	(3.9)

Total other income (expense)	$ (7.8)	$ (15.6)	$ (23.2)	$ (32.8)

Capital expenditures	$ 7.6	$ 3.0	$ 18.4	$ 12.1

	(Unaudited) September 30 2003	(Audited) December 31 2002

Cash and cash equivalents	$ 23.8	$ 54.9

Debt
Senior notes	$ 247.4	$ 247.1
Revolving credit agreements	27.0	31.3
Capital lease agreements and other debt	42.1	46.4

Total debt	$ 316.5	$ 324.8

Stockholder's equity	$ 407.4	$ 382.3

* NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.

(All amounts are subject to annual audit by independent auditors.)

9